Exhibit 99.1
Statement from Wynn Resorts Regarding Chief Executive Officer Transition

LAS VEGAS (November 9, 2021) — Matt Maddox, CEO of Wynn Resorts, announced today that he will be leaving the Company January 31, 2022. Following a unanimous request by the Board of Directors, Mr. Maddox agreed to remain on the Wynn Macau Limited and Wynn Interactive Limited Boards through the end of 2022. Craig Billings, CEO of Wynn Interactive and who has served as President and CFO of Wynn Resorts, was unanimously selected by the Board to become CEO of Wynn Resorts and a member of the Board effective February 1, 2022.

Philip G. Satre, Chairman of the Board for Wynn Resorts said, “Matt has done an incredible job as CEO since his appointment four years ago. He very successfully led the Company through what could have been one of the most disruptive business transitions in decades. He ensured a swift refreshment and remaking of the Board of Directors and senior management, resulting in increased diversity and Wynn being recognized as having one of the most diverse Boards of Directors in the country.

“Matt’s strategy to confront the pandemic and its economic impact on the Company proved to be the correct one: make decisions focused on the welfare of employees, guests and communities, and invariably the business and its shareholders will reap the rewards. He was a leader in the recovery of the Nevada hospitality industry, and his leadership in this area was recognized nationally as well.

“Our culture and operations have never been stronger. Matt led the successful licensure and opening of Encore Boston Harbor, which is now a high-performing part of the Wynn portfolio and a major source of economic growth for the greater Boston area. In addition to our assets in North America setting new records, our position in Macau as a premium operator is unrivaled.

Mr. Satre continued, “The entire board of directors is grateful for Matt’s dedication and leadership of the company and thanks him for all that he has done. We are very fortunate to have a talented executive in Craig Billings who will assume the role of CEO and join the Board in February 2022. The Board and I have worked with Craig for five years, as CFO and President of the company. He has our confidence and trust as he begins his new role.”

Mr. Maddox has been with Wynn Resorts for two decades and has been its CEO since February 2018, as well as a member of the Board of Directors. He led Wynn Resorts through its most difficult period, following the resignation of the Company’s founder in 2018 and then the global pandemic in 2020. During Mr. Maddox’s tenure as CEO, he successfully rebuilt the company’s culture and reestablished Wynn Resorts as one of the world’s leading luxury brands. Wynn Resorts was recently recognized by Forbes Travel Guide as being the highest ranked luxury hotel brand in the world. The Las Vegas resort won the “Best Place to Work” accreditation.

Mr. Maddox commented, “This has not been an easy decision. I am leaving a company that I love and that’s full of people I admire. But I believe now is the right time for me and for the business.

“The last four years have been challenging but extremely rewarding, and I am incredibly proud that we accomplished so much. We quickly resolved litigation that had distracted the company for seven years. We reorganized the company’s leadership team and focused on our 28,000 employees, rebuilding and strengthening our powerful culture to focus on a common purpose: create and deliver the best guest experiences.

“We led the industry with our response to the pandemic; many other industries looked to us for advice, guidance, and leadership as a result. I knew our biggest asset is our people, which is why we paid them throughout the shut down and why our culture has never been stronger. That investment is now paying off as Wynn Las Vegas and Encore Boston Harbor are generating more profit and market share since we opened our resorts, all while maintaining five-star service levels. I also look forward to serving on the Wynn Macau Board throughout 2022 to assist with the concession renewal and help solidify our place as the premium operator in the region.

“I am grateful to the Board for their faith in me and the support and insight they have offered me as CEO. I am very pleased with the Board’s decision and know I am leaving Wynn Resorts in great hands with Craig, as well as the entire management team,” Mr. Maddox said.

Mr. Billings joined Wynn Resorts as Chief Financial Officer in March 2017, also served as the President of the company, and most recently has served as the CEO of Wynn Interactive. Mr. Billings has been a board member of Wynn Macau Limited since August 2018. Mr. Billings has a history of leadership and innovation in the gaming industry, both domestically and internationally. He has held executive and board positions at Goldman Sachs, where he covered the industry globally, Aristocrat Leisure Limited, NYX Gaming Group, and International Game Technology.

Prior to joining Wynn Resorts, Mr. Billings honed a global perspective with senior executive positions in both Australia and the United Kingdom during his time as Chief Digital Officer and Managing Director of Strategy and Business Development at Aristocrat Leisure. He is also the Lead Independent Director and Audit Committee Chair for Applovin Corporation (NASDAQ: APP).

Mr. Billings commented, “Having worked so closely with Matt and the Board, I appreciate the confidence they have placed in me and look forward to building upon the legacy of excellence we’ve established.”

About Wynn Resorts

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts owns and operates Wynn Las Vegas (wynnlasvegas.com), Encore Boston Harbor (encorebostonharbor.com), Wynn Macau (wynnmacau.com), and Wynn Palace, Cotai (wynnpalace.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,748 spacious hotel rooms, suites and villas, approximately 194,000 square feet of casino space, 22 dining experiences featuring signature chefs and 11 bars, two award-winning spas, approximately 560,000 rentable square feet of meeting and convention space, approximately 160,000 square feet of retail space as well as two showrooms, two nightclubs, a beach club and recreation and leisure facilities. Wynn Las Vegas recently unveiled the new Wynn Golf Club and 18-hole, 129-acre championship golf course, and in February 2020 debuted a 430,000-square-foot meeting and convention space expansion powered by 100 percent renewable energy.

Encore Boston Harbor is a luxury resort destination featuring a 210,000 square foot casino, 671 hotel rooms, an ultra-premium spa, specialty retail, 16 dining and lounge venues, and approximately 71,000 square feet of state-of-the-art ballroom and meeting spaces. Situated on the waterfront along the Mystic River in Everett, Massachusetts, the resort has created a six-acre public park and Harborwalk along the shoreline. It is the largest private, single-phase development in the history of the Commonwealth of Massachusetts.

Wynn Macau is a luxury hotel and casino resort located in the Macau Special Administrative Region of the People's Republic of China with two luxury hotel towers with a total of 1,010 spacious rooms and suites, approximately 252,000 square feet of casino space, 12 food and beverage outlets, approximately 31,000 square feet of meeting and convention space, approximately 59,000 square feet of retail space, and recreation and leisure facilities including two opulent spas, a salon and a rotunda show.

Wynn Palace is a luxury integrated resort in Macau. Designed as a floral-themed destination, it boasts 1,706 exquisite rooms, suites and villas, approximately 424,000 square feet of casino space, 14 food and beverage outlets, approximately 37,000 square feet of meeting and convention space, approximately 106,000 square feet of designer retail, SkyCabs that traverse an eight-acre Performance Lake, an extensive collection of rare art, a lush spa, salon and recreation and leisure facilities.

Contact:
Michael Weaver, Wynn Resorts
702-770-7501
michael.weaver@wynnresorts.com

Deanna Pettit-Irestone, Wynn Las Vegas
702-770-2121
deanna.pettit@wynnlasvegas.com